Exhibit 99.1

Rex Energy Announces Sale of Ohio Utica Warrior South Asset

STATE COLLEGE, Pa., January 4, 2017 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) (“Rex Energy”) today announced that it entered into a purchase and sale agreement with Antero Resources Corporation (“Antero”) pursuant to which Antero will acquire the company’s Ohio Utica assets in the Warrior South Area. Rex Energy is selling its entire interest in the assets and expects to receive net proceeds at closing of approximately $30.0 million (subject to customary closing and post-closing adjustments). The assets that are being divested are non-core and were not included in the company’s future development plans. Included in the sale are 14 gross wells and approximately 4,100 net acres in Guernsey, Noble and Belmont Counties in Ohio; the assets are currently producing approximately 9.0 Mmcfe/d. Rex Energy expects to use the proceeds from the sale to pay down the revolving line of credit and for general corporate purposes. The transaction is expected to close in the first quarter of 2017, subject to customary closing conditions and required approvals.

Upon the closing of the transaction, the company has received approval from its bank lenders to maintain the existing $190 million borrowing base under its revolving credit facility.

“Rex Energy routinely evaluates our asset portfolio to align our development plans with the strategic deployment of capital,” said Tom Stabley, Rex Energy President and Chief Executive Officer. “With limited opportunity to expand our development in Warrior South, and high quality assets located in near proximity to Antero’s operations, we view this transaction as a win-win for both parties.”

Mr. Stabley continued, “This transaction is another in a series of initiatives we’ve undertaken in the last 12 months to strengthen our balance sheet and enhance Rex’s liquidity position. Once completed, the sale of the Warrior South assets plus our previous sale of the Illinois Basin and other non-core assets will have generated over $71 million of additional liquidity.”

The company plans to update the market regarding its 2017 and 2018 development, capital, and financial plans and production projections in conjunction with or shortly following the closing of the Warrior South sale.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties, such as financial market conditions, changes in commodities prices and the other risks discussed in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other subsequent filings with the Securities and Exchange Commission. Readers should not place undue reliance on any forward-looking statements, which are made only as of the date hereof. Rex Energy has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

About Rex Energy Corporation

Headquartered in State College, Pennsylvania, Rex Energy is an independent oil and gas exploration and production company with its core operations in the Appalachian Basin. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com

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